EXHIBIT 99.1

Global Telecom & Technology Appoints Michael R. Bauer as Chief Financial Officer

McLean, VA, June 27, 2012 — Global Telecom & Technology, Inc. (“GTT”), (OTCBB: GTLT), a global network operator providing managed data services to enterprise, government and carrier customers in over 80 countries worldwide, today announced the appointment of Michael R. Bauer as its Chief Financial Officer.

As CFO of GTT, Mr. Bauer will oversee all global financial functions and have direct responsibility for financial operations, reporting and controls, audit and tax, and financial planning and analysis.  Mr. Bauer will also manage investor relations activities, banking and advisory relationships, and play a principal role in GTT’s acquisition strategy.

Mr. Bauer brings over 16 years of finance and accounting experience to GTT.  Mr. Bauer has served in positions of increasing responsibility at GTT for over 4 years, most recently serving as Vice President, Finance and Chief Accounting Officer.  Prior to joining GTT, Mr. Bauer led the financial planning and analysis and investor relations efforts at MeriStar Hospitality Corporation.  Mr. Bauer’s previous telecommunications experience includes Sprint and OneMain.com, an internet service provider.  Mr. Bauer began his career with Arthur Andersen in audit and business advisory services.

“We are very pleased to announce Mike as our new CFO,” said Richard D. Calder, Jr., president and CEO, GTT.  “Mike has been a valued member of our leadership team and has a strong track record of delivering results both with GTT and throughout his career.  He’s ideally situated to oversee the company’s financial operations and support our efforts to grow and deliver value for our shareholders.”

Mr. Bauer is a Certified Public Accountant and holds his Bachelor of Science degree in Accounting from the Pennsylvania State University.

About Global Telecom & Technology

GTT is a global network operator delivering managed data services to enterprise, government and carrier customers in over 80 countries worldwide. GTT provides customers with innovative connectivity solutions by utilizing our own network assets - linking over 100 Points of Presence across North America, Europe and Asia - and extending them through our 800 partners worldwide. Our Network as a Service proposition delivers flexible, reliable and scalable network infrastructure, capable of both public and secure private networking. We simplify network deployment by removing the complexity of multi-vendor solutions while offering the cost efficiencies of a single partner.  For over 14 years GTT has provided world class project management, rapid service implementation and global 24/7 end-to-end solution monitoring and support. GTT is headquartered in the Washington, DC metro region with offices in London, Dusseldorf and Denver. For more information visit the GTT website at www.gt-t.net.

For GTT Media Inquiries, please contact:
Michelle Reilly

1.703.442.5582
michelle.reilly@gt-t.net

For GTT Investor Relations Inquiries, please contact:
Nazir Rostom
1.703.442.5586
nazir.rostom@gt-t.net

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